UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2025

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                     Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2025, the Tennessee Valley Authority (“TVA”) announced that Donald A. Moul has been appointed as TVA’s new President and Chief Executive Officer, starting April 9, 2025. He will succeed Jeffrey J. Lyash, who is retiring from his position with TVA and will continue to serve for up to 30 days to support the transition.

Mr. Moul, age 60, has served as TVA’s Executive Vice President and Chief Operating Officer since June 2021. Before joining TVA, Mr. Moul served as the Executive Vice President, Nuclear Division and Chief Nuclear Officer at NextEra Energy Inc. from January 2020 to May 2021 and as the Vice President and Chief Nuclear Officer of NextEra Energy Inc. from May 2019 to December 2019. He previously held various roles at several subsidiaries of FirstEnergy Corp. Mr. Moul served as Executive on Special Assignment of FirstEnergy Solutions Corp. from March 2019 to May 2019, President and Chief Nuclear Officer of FirstEnergy Generation Companies from March 2018 to March 2019, President of FirstEnergy Generation LLC from April 2017 to March 2018, and Senior Vice President, Fossil Operations and Environmental of FirstEnergy Solutions from August 2015 to April 2017.

In connection with his promotion, Mr. Moul’s salary will increase from $844,052 to $1,200,000. He will continue to be a participant in TVA’s Executive Annual Incentive Plan (“EAIP”), and his target annual incentive opportunity will increase from 80 percent to 110 percent of his annual salary. For the year ending September 30, 2025, Mr. Moul’s EAIP award will be prorated based on time spent in his two roles. The EAIP award is contingent upon continued employment through September 30, 2025, and is subject to achievement of performance goals.

Mr. Moul will also continue be a participant in TVA’s Long-Term Incentive Plan (“LTIP”).

•Under the long-term performance (“LTP”) component of the LTIP, Mr. Moul’s target grant opportunity for the performance cycle ending on September 30, 2025, will increase from $1,500,000 to $2,450,000, and his target grant opportunity for the performance cycle ending on September 30, 2026, will be $2,450,000. LTP awards will vest upon the completion of the three-year performance cycles, contingent upon continued employment through the vesting dates and subject to achievement of performance goals.

•Under the long-term retention (“LTR”) component of the LTIP, Mr. Moul’s aggregate grant opportunity for the retention period ending on September 30, 2025, will increase from $882,000 to $1,050,000, and Mr. Moul’s aggregate grant opportunity for the retention period ending on September 30, 2026, will be $1,050,000. Mr. Moul will receive these amounts if he remains employed by TVA through the end of the retention periods.

On September 30, 2025, Mr. Moul will stop accruing benefits under TVA’s Supplemental Executive Retirement Plan (“SERP”), but he will continue to have rights to his accrued benefit as calculated on that date. In the event that Mr. Moul is terminated for any reason prior to five years of actual service with TVA, the five-year vesting requirement under SERP will be waived and his SERP benefit will be calculated based on his actual years of credited service and his accrued benefit as of September 30, 2025.

On October 1, 2025, Mr. Moul will become eligible to participate in TVA’s Restoration Plan in accordance with the terms of that plan as they exist on September 30, 2025. The Restoration Plan is a non-qualified excess 401(k) plan designed to allow certain eligible employees whose contributions to the 401(k) plan are limited by IRS rules to save additional amounts for retirement and receive non-elective and matching employer contributions.

Mr. Moul will also be a participant in TVA’s Executive Severance Plan (“ESP”) and will be entitled to the applicable benefits described in Item 11, Executive Compensation — Executive Compensation Tables and Narrative Disclosures — Retirement and Pension Plans — Executive Severance Plan in TVA’s Annual Report on Form 10-K for the year ended September 30, 2024, as those benefits are modified by the amendments to the ESP described below.

There are no family relationships between Mr. Moul and any director, executive officer, or person nominated or chosen to become a director or executive officer of TVA. Mr. Moul does not have a direct or indirect material interest in any transaction or arrangement in which TVA is a participant other than in connection with his employment as described in this report.

Amendments to Compensation Plans

In connection with approving the appointment of Mr. Moul as President and CEO, the TVA Board of Directors ("Board") approved amendments to the EAIP, LTIP, and ESP that will impact payouts under these plans to any CEO appointed by the Board on or after March 25, 2025, which, for the avoidance of doubt, includes Mr. Moul.

•EAIP. The EAIP is amended to provide that (1) the scorecard achievement for the CEO ranges from 0% to 200% and (2) the maximum payout for the CEO is 225% of the CEO’s target EAIP award.

•LTIP. The LTIP is amended to provide that (1) the scorecard achievement for the CEO ranges from 0% to 200% and (2) the maximum LTP award for the CEO is 200% of the LTP grant unless a different maximum is approved by an authorized party.

•ESP. The ESP is amended to provide that the cash separation payment for the CEO will be calculated as follows: Severance Multiple * (Annual Salary + Target EAIP).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: March 31, 2025	/s/ David B. Fountain
David B. Fountain
Executive Vice President and General Counsel